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EXHIBIT NO. 23.02

CONSENT OF INDEPENDENT AUDITORS'

Board of Directors
Powerball International, Inc.
Salt Lake City, Utah

I hereby consent to the incorporation by reference in this Registration Statement of Powerball International, Inc. on Form S-8 of my report dated April 2, 2003 of Powerball International, Inc. and Subsidiary (Development Stage Companies) as of December 31, 2002 and 2001 and the related consolidated statements of operations, stockholders' equity and cash flows for the years then ended and from January 1, 1999 to December 31, 2002, which are part of such report, and to all references to my firm included in this Registration Statement.

/S/ David T. Thomson, P.C.
David T. Thomson, P.C.
Salt Lake City, Utah
April 17, 2003